Exhibit 23.3
CONSENT OF INDEPENDENT AUDITOR
The Board of Directors
Omniture Limited
     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 14, 2007, with respect to the consolidated balance sheets of Omniture Limited (formerly Touch Clarity Limited), as of December 31, 2006 and 2005, and the related consolidated statements of operations, convertible redeemable preferred stock, stockholders’ deficit and cash flows for each of the years then ended, incorporated herein by reference.
/s/ KPMG LLP
London, England
January 31, 2008